Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus Supplement to Registration Statement No. 333-258155 on Form N-2 (the “Prospectus Supplement”) of our reports dated March 14, 2024, relating to the consolidated financial statements of Apollo Debt Solutions BDC and subsidiaries (the “Company’) and senior securities table of the Company appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023 included in the Prospectus Supplement.

We also consent to the reference to us under the headings “Financial Highlights” and “Senior Securities” in such Prospectus Supplement.

/s/ Deloitte & Touche LLP

New York, New York

March 19, 2024